BARNWELL INDUSTRIES, INC.
P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181

CONTACT:	Alexander C. Kinzler President and Chief Operating Officer
Russell M. Gifford Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED MARCH 31, 2006 AND DECLARES CASH DIVIDEND

HONOLULU, HAWAII, May 15, 2006 -- Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $3,423,000 ($0.39 per share - diluted) and $9,763,000 ($1.12 per share – diluted) for the three and six months ended March 31, 2006, as compared to net earnings of $910,000 ($0.11 per share – diluted) and $3,350,000 ($0.39 per share – diluted) for the three and six months ended March 31, 2005.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings for the three months ended March 31, 2006 more than tripled from the prior year’s comparable quarter due to increases in revenues from both our oil and natural gas operations and investment in leasehold land and the recognition of deferred tax benefits.

“For the three months ended March 31, 2006, as compared to the three months ended March 31, 2005, natural gas and oil revenues increased $1,635,000, or 22%, due to increases in the prices received for natural gas and oil and a 2% increase in natural gas production.

“In our land investment segment, Barnwell recognized net revenues of $2,350,000 during the three months ended March 31, 2006, an increase of $2,200,000, due to Kaupulehu Developments’, Barnwell’s 77.6% owned land development partnership, receipt of a $2,500,000 payment in January 2006. This payment was based on lot sales made by WB KD Acquisition LLC for Increment I of a project at Kaupulehu, North Kona, Hawaii.

“Net earnings for the three and six months ended March 31, 2006 included deferred tax benefits of $1,960,000 and $4,130,000, respectively, related to foreign tax credit carryforwards recognized as a result of Barnwell’s projected increase in oil and natural gas capital expenditures in Canada. There were no such deferred tax benefits in last year’s three and six months ended March 31, 2005.

“The Company significantly increased its investments in oil and gas exploration and development during the three months ended March 31, 2006 investing $8,333,000, an increase of $3,870,000, or 87%, from the $4,463,000 invested in the three months ended March 31, 2005. For the six months ended March 31, 2006, Barnwell invested $14,861,000, a $6,027,000, or 68%, increase from the $8,834,000 invested during the six months ended March 31, 2005 and a 25% increase from our entire fiscal 2004 annual oil and gas capital expenditures of just two years ago.”

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Barnwell Industries, Inc.

May 15, 2006

IMMEDIATE RELEASE

Page Two

Barnwell Industries also announced today that its Board of Directors has declared a cash dividend of $0.05 per share, payable June 15, 2006, to stockholders of record on June 1, 2006.

In October 2005, Barnwell’s Board of Directors declared a three-for-one stock split in the form of a 200% stock dividend. The shares were distributed on November 14, 2005 to all shareholders of record as of October 28, 2005. All share and per share information in this press release have been adjusted to reflect the stock split for all periods presented.

The information contained in this press release contains “forward-looking statements”, which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2006	2005	2006	2005

Revenues	$ 13,467,000	$ 10,026,000	$ 31,068,000	$ 22,623,000

Net earnings	$ 3,423,000	$ 910,000	$ 9,763,000	$ 3,350,000

Earnings
per share – basic	$ 0.42	$ 0.11	$ 1.20	$ 0.41

Earnings
per share – diluted	$ 0.39	$ 0.11	$ 1.12	$ 0.39

Weighted average common
shares outstanding:
Basic	8,169,060	8,168,394	8,169,060	8,135,913

Diluted	8,734,661	8,626,700	8,714,949	8,580,052